Exhibit 99.1

For:	Equinox Holdings, Inc.

Investor Contact:	Scott M. Rosen
Executive Vice President
(212) 774-6299

Christine Greany
Tidal Communications, Inc.
(203) 866-4401

For Immediate Release

EQUINOX HOLDINGS ANNOUNCES EXECUTIVE

MANAGEMENT CHANGES

NEW YORK (January 10, 2005) - Equinox Holdings, Inc. today announced that Chief Financial Officer Scott Rosen, 46, has been appointed Chief Operating Officer.  Mr. Rosen replaces Christopher Peluso, who is leaving the company to pursue other opportunities.  Mr. Rosen will continue to perform his duties as Chief Financial Officer until a successor has been named.  In the interim, Chief Executive Officer Harvey Spevak will serve as acting Chief Operating Officer.

In announcing the appointment, Mr. Spevak stated, “Scott has the business acumen, management capability and integrity that make him well suited to this new leadership role.  He has been a critical part of our team since joining Equinox in 2003 and I look forward to his contributions as we continue to execute our growth plans.”

Prior to joining Equinox as Executive Vice President/Chief Financial Officer in August 2003, Mr. Rosen spent 9 years at J. Crew Group, Inc., where he was Executive Vice President/Chief Financial Officer.  Prior to that, Mr. Rosen was Vice President and Divisional Controller for a division of Liz Claiborne, Inc.

Equinox Holdings, Inc. operates upscale, full-service fitness clubs, catering to the middle- to upper-end market segment.  The company offers an integrated selection of Equinox-branded programs, services and products, including strength and cardio training, group fitness classes, personal training, spa services and products, apparel and food/juice bars.  Since its inception in 1991, Equinox has developed a lifestyle brand that represents service, value, quality, expertise, innovation, attention to detail, market leadership and result.  As of December 31, 2004, the company operated 23 Equinox fitness clubs.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “should,” or similar expressions.  Because these forward-looking statements are based on management’s current estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in general economic conditions in the United States; changes in operations and prospects; the degree to which we are leveraged; the relative success and timing of our business strategies; our ability to execute and manage our growth strategy; adverse regional conditions; funding needs and financing sources; increased competition in the fitness industry; and actions of third parties, such as legislative bodies and government regulatory agencies.  We assume no obligation and do not intend to update these forward-looking statements.

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